EXHIBIT 10.4

                                Billy Dead, Inc.
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068

                                December 1, 2002

Lisa Callamaro
The Callamaro Literary Agency
427 North Canon Drive, Suite 202
Beverly Hills, California 90210

Craig Emanuel, Esq.
Loeb & Loeb LLP
10100 Santa Monica Boulevard
22nd Floor
Los Angeles, California 90067

      Re: "Billy Dead" - Apologetic Productions, Inc. (f/s/o Julie Lynn) - DEAL
           MEMO

Dear Lisa and Craig:

      Below please find the principal terms of the agreement between Billy Dead, Inc. ("Company") and Apologetic Productions, Inc. (Fed ID# 95-4891557) ("Lender") for the services of Julie Lynn ("Lynn") in connection with the theatrical motion picture currently entitled "Billy Dead" (the "Picture"). This agreement shall be referred to herein as the "Deal Letter," and Lender and Lynn shall be referred to herein, individually and collectively, as "Producer."

      1. Conditions Precedent: Producer's obligations hereunder are subject to the satisfaction of all of the following:

            a. Signature and delivery of this Agreement by Producer and Company;

            b. Producer's approval of the specific amount of money to be raised as financing for (i) the budget of the Picture; and
                  (ii) additional costs and funds to be available in connection with the project;

            c.    Producer's receipt of stock certificates of Company; and

            d. Producer's approval of the budget of the Picture. As of February 25, 2003, the tentative budget of the Picture is approximately $6.1 million, and remains subject to adjustment and Producer's approval.

      2. Fixed Producing Fee: Fixed Producing Fee shall be $150,000. The Fixed Producing Fee shall be payable to Lender on a customary 20/60/10/10% basis over pre-production/principal photography/delivery of Director's first cut/delivery of the answer print (with the pre-production and principal photography payments made in approximately equal weekly installments).

      3. Contingent Compensation: Company shall issue to Producer 270,000 shares of Company's common stock as "founders' stock" upon payment by Producer of the sum of $270.00 (i.e., $.001 per share) (which issuance shall be as soon as practicable). The aforesaid price per share shall be the same as that of the "founders' stock" issued to the other founders of Company. Producer's 270,000


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total shares of common stock will represent 30% of the common stock outstanding.
In addition, Lender shall be entitled to receive participation (the "Participation") equal to 3.75% of 100% of the "Adjusted Gross Receipts" derived from the Picture. As used herein, "Adjusted Gross Receipts" means 100% of the gross receipts derived by Company (including any parent, affiliate and subsidiary) from the distribution and exploitation of the Picture (including any and all ancillary rights therein), less Company's actual, direct, out-of-pocket expenses in connection therewith. The definition of Lender's Participation shall be no less favorable than the definition of the participation (however denominated) payable to any other person or company granting rights or rendering services in connection with the Picture. For the avoidance of doubt, except to the extent necessary to set up a reserve to cover reasonably anticipated ongoing operating expenses for Company, including, without limitation, payment of legal and accounting fees, office expenses and the like, Company shall not be entitled to charge distribution, sales, administrative or other fees on the revenues derived from the Picture and/or any ancillary rights therein, nor shall Company be entitled to charge overhead or any other indirect or similar cost (whether set forth in the budget for the Picture or payable out of the revenues derived from the Picture) without Producer's prior written consent. Subject to the foregoing, Adjusted Gross Receipts shall be defined as set forth in Exhibit A ("Short Form Definition of Participant's Net Profits") attached hereto; and Company represents and warrants that the definition set forth on Exhibit A is and shall remain applicable to all persons and companies receiving a Participation in the revenues derived from the Picture (i.e., no one shall receive a more favorable definition).

      4. If Producer resigns as Producer of the Picture (other than for Company's breach) or is terminated by Company for "cause" (including Producer's death or disability) prior to the completion of his duties, her Participation shall be reduced; and a portion of her 270,000 shares of common stock shall be subject to Company's re-purchase at a nominal fee of $.001 per share as set forth below. Producer shall be deemed to be vested for (and remain entitled to receive) that percentage of Producer's Participation and shall be entitled to retain that percentage of her 270,000 shares of common stock that equals the percentage of the Fixed Producing Fee that shall have accrued in accordance with Paragraph 2 above prior to the date that Producer resigns or is terminated (as aforesaid).

      It is the intention of Producer and Company to establish a mutually approved third party Collection Account into which all revenues derived from distribution and exploitation of the Picture and ancillary rights therein by the distributors and licensees of the Picture and said ancillary rights shall be irrevocably directed, to pay the parties hereto acknowledging that the agreement of third party financiers will be required in connection therewith.

      5. Start Date/Exclusive Services: The designation of the start date shall be subject to the mutual approval of Company and Producer. Producer's services shall be exclusive commencing eight (8) weeks prior to the scheduled start date through completion of Principal Photography; and at all other times Producer's services shall be rendered on a non-exclusive basis through delivery of the final answer print of the Picture.

      6. Pay-or-Play: Producer shall become pay-or-play for the Fixed Producing Fee upon (1) mutual approval of the final direct cost budget and the final production schedule, (2) mutual approval of the script (Company and Producer acknowledge approval of the current draft by writer/director Keith Gordon dated as of June 11, 2001), and (3) Company's securing of financing (including a completion bond). Notwithstanding the foregoing, Producer shall become pay-or-play not later than at such time as any cast member becoming pay-or-play or upon commencement of pre-production of the Picture, whichever is earlier. If Company has not secured 100% of the financing of the Picture within 90 days of the Company's Initial Public Offering being declared effective by the Securities and Exchange Commission ("Effective Date"), Producer shall have the option to renew this Agreement for an additional 90 days. If the Producer decides not to renew this Agreement, or if the Company has not secured 100% of the financing of the Picture within the renewal period (i.e., 180 days after the Effective Date), than any and all rights previously held by the Producer in connection with the Picture shall revert to Producer, and


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Producer shall have no further obligation to Company hereunder. Additionally, unless and until Producer is made "pay-or-play", Producer shall be free to work for third parties and/or take another job.

      7. Approvals, Consultations and Controls:

            e. Cast - Producer shall have meaningful consultation as to the selection of principal and key supporting cast. Company and Producer acknowledge approval of Ethan Hawke in the lead male role of "Ray Johnson". Notwithstanding Producer's approval rights, the parties acknowledge and agree that the engagement of the personnel (and replacements thereof as applicable) designated by Director hereunder shall be subject to the budgetary parameters for such personnel as approved pursuant to Paragraph 1.

            f. Key Crew - Producer shall have meaningful consultation over key crew (including replacements thereof) including but not limited to the composer, casting director and all department heads. Notwithstanding the foregoing, the following individual is pre-approved by Company and Producer: (i) Tom Richmond, as director of photography. Notwithstanding, Producer's approval rights in this Paragraph 6, the parties acknowledge and agree that the engagement of the personnel (and replacements thereof as applicable) hereunder shall be subject to the budgetary parameters for such personnel as approved pursuant to Paragraph 1.

            g. Locations - Producer shall have meaningful consultation over principal shooting locations. Notwithstanding Producer's approval rights in this Paragraph 6, the parties acknowledge and agree that the locations designated hereunder shall be subject to the budgetary parameters of the Picture approved pursuant to Paragraph 1.

            h. Approval of Distribution Deal - Producer shall work in consultation with the Picture's other principal Producer(s), in order to recommend to the Company any distribution deals for the Picture with a third party licensee or purchaser. "Producer" in this context shall mean only those persons credited as "Produced by" on the film, and not `associate producers,' `executive producers,' or other similarly credited personnel. The parties acknowledge and agree that the final management approval of any such distribution recommendation must be made by the Company in accordance with Delaware Law and the Company's charter. Collectively, Producers shall have the exclusive right to make any such distribution recommendations to the Company, and the Company agrees not to enter into any distribution deals without such recommendations. Company (and its domestic distributor) shall meaningfully consult with Producer with respect to the initial US theatrical advertising campaign and release pattern (subject to the exigencies of distribution) and with respect to the exhibition of the Picture at film festivals.

      8. Credit: Subject to Producer completing all material producing services hereunder, (i) "Produced By" credit on screen in the main titles, and in paid ads (billing block portion), with size and excluded ads tied to the director, shared with Keith Gordon in first position, Producer in second position, and no other person(s) accorded individual "Produced by" credit; (ii) production credit substantially in the form "A Mockingbird Picture", above the title and in first position amongst all production company credits on screen in the main titles, and in paid ads (billing block portion), size and excluded ads restrictions tied to any and all other production company credits and the director's "film by" credit. In the event that any cast member, Company and/or any production company is accorded credit (including, without limitation, a presentation credit to a financier or distributor) in the artwork portion of any paid or excluded advertising, then Producer shall receive her production credit in the artwork portion of such paid or excluded advertising in the same size.

      9. Office and Assistant/Trailer: Company to provide Producer with an exclusive office and an exclusive assistant for Producer's use while rendering exclusive services. During the period of


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Producer's post-production services, said office and assistant may be shared by
Producer and Keith Gordon until delivery of the final answer print of the Picture. Company shall provide a trailer for Producer while on location which shall be of first-class quality, subject to budgetary parameters and location exigencies.

      10. Travel and Expenses: If Producer is required to travel more than 50 miles outside of the Los Angeles area, then Company shall provide Producer with travel and expenses to be negotiated good faith as permitted in the Budget; provided, however, no other individual rendering services in connection with the Picture shall receive more favorable travel expenses than Producer without Producer's approval.

      11. Video/DVD/35mm Print: Provided Producer executes Company's standard use-restriction letter, then if and when commercially available, Company shall provide Producer with five (5) videocassettes and five (5) DVDs of the Picture, for her personal use only.

      12. First Opportunity Rights for Subsequent Productions: Subject to standard terms and conditions to be negotiated in the long form agreement pertaining to this first opportunity right, Producer shall have the right of first opportunity to produce any and all derivative projects (i.e., projects based in whole or in part on the Picture or the screenplay therefor), including, without limitation, any theatrical sequel, prequel or remake (either, a "Subsequent Theatrical Production"), and any television pilot, mini-series or movie-of-the-week (either, a "Subsequent TV Production"). Company shall negotiate in good faith with Producer for her producing services for the first Subsequent Theatrical Production upon financial terms for her producing services no less favorable than the financial terms hereunder for her producing services for the Picture, and any agreement for either the initial Subsequent Theatrical Production or Subsequent TV Production shall contain a provision substantially similar to this.

      13. Insurance: Producer shall be covered as an additional insured on Company's errors and omissions insurance policy and under a general liability insurance policy in connection with the Picture.

      14. Premieres: Provided the Picture is completed with Producer and she is not in material breach, Producer and her non-business-related companion shall be invited to all United States celebrity premieres (if any) of the Picture and all domestic and international film festivals in which the Picture is to be screened. If any of said premieres are more than 50 miles from Producer's then permanent residence, then with respect to one (1) such premiere (of Company's choice), Producer shall be entitled to first-class round trip transportation for Producer and her non-business-related companion, a first class hotel room for one night and a per diem to be negotiated in good faith (but in no event less than any actors who attend such premiere). With respect to any said festivals which are more than 50 miles from Producer's then-permanent residence, Company shall use its best efforts to cause the distributor of the Picture in the territory where said festival is occurring to provide the foregoing first-class round-trip transportation for Producer and her non-business-related companion and the same first-class hotel room and an appropriate per diem as set forth above for the appropriate number of nights shall, at a minimum, include such provisions in any distribution agreement covering the United States and each of the major European territories (including a provision requiring that Producer receive no less favorable transportation, accommodation and expense provisions than any actors who attend such festival).

      15. Non-Liability of Producer/Company Indemnification of Producer: As a material condition of Producer entering into this Agreement, Company hereby acknowledges and agrees that, except as set forth in Paragraph 15 below (where Lender is obligated to defend and indemnify Company), Company shall defend and indemnify Producer in connection with any and all claims arising from the development, financing, production, distribution and exploitation of the Picture. Company acknowledges that the Producer is an employee for hire of Company and shall have no liability or obligation with respect to any third party claims arising in connection with the Picture. Company shall establish a legal contingency fund of a minimum of $100,000 to cover any legal costs and expenses in connection with third party legal claims or otherwise, and Company will maintain E&O and General Liability.


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      16. Warranty and Indemnification: Lender agrees to indemnify Company, its successors, assigns, licensees, employees and agents and hold them harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable outside attorneys' fees), judgment, penalties arising out of the breach by Lender of any representation, warranty or covenant made under this Deal Letter.

      17. Formal Agreement/Governing Law: The parties contemplate that they shall enter Into a long-form agreement (including Company's Standard Terms and Conditions and Exhibit Defined Proceeds) (the "Long-Form Agreement") for Producer's services which shall include terms and conditions customary in the theatrical motion picture industry, to be negotiated by the parties in good faith. Until the Long-Form Agreement has been executed by the parties (at which time it shall supersede this Deal Letter), this Deal Letter shall represent the complete understanding of the parties and constitute the binding agreement between them to be construed and governed in accordance with the laws of the State of California applicable to contracts negotiated, executed and wholly to be performed therein, without regard to principles of conflicts of laws.

   2. Should the foregoing meet with your approval, please have Ms. Lynn sign in the space provided below.

                             Sincerely,


                             /s/ CHARLES F. RYAN III
                             ------------------------------------
                              (Charles F. Ryan III)
                                BILLY DEAD, INC.
AGREED AND ACCEPTED:

Apologetic Productions, Inc.
(f/s/o Julie Lynn)
Federal ID# 95-4891557


By:  /s/ JULIE LYNN
   --------------------------
      (Julie Lynn)


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                                    EXHIBIT A

               Short Form Definition of Participant's Net Profits

Participant shall be entitled to 7.5% of 100% of "Producer's Net Profits," which shall mean 50% of the amount of "Gross Receipts" (defined below) remaining, if any, after deducting therefrom the sum of all capital raised by Billy Dead, Inc. in connection with (a) its Initial Public Offering of Class A Preferred Stock; and (b) any additional financing, distribution, or overhead costs (overhead costs capped at 10% of the returns) incurred by Billy Dead, Inc. in connection with The Picture. "Gross Receipts" shall mean all cash revenues actually received in U.S. currency by Billy Dead, Inc. that are directly attributable to The Picture. Each payment hereunder shall be made within 30 days of the end of each calendar quarter, accompanied by an accounting statement setting forth the calculation thereof. Participant's representatives shall have the right to audit the books and records of Billy Dead, Inc. at any time as to the calculation of Net Profits. In no event will the definition, calculation or payment of Net Profits to Participant be less favorable than that provided to any other participant.

N.B. that 7.5% of Producer's Net Profits is the equivalent of 3.75% of "Adjusted Gross Receipts" as defined in the attached Deal Letter.


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